                                                EXHIBIT 99

FOR IMMEDIATE RELEASE

September 28, 2005

NORFOLK SOUTHERN NAMES WICK MOORMAN CEO;

JIM HIXON TO LEAD LAW AND CORPORATE RELATIONS

NORFOLK, VA. - Norfolk Southern Corporation (NYSE: NSC) named Charles W. (Wick) Moorman to succeed David R. Goode as chief executive officer, effective Nov. 1.

Moorman, who has served as president since October 2004, will continue in that position. Goode will continue as chairman until his anticipated retirement in early 2006.

The action was taken by Norfolk Southern's board of directors. "Since his elevation to president a year ago, Wick has honed his leadership skills and is prepared to take on even greater responsibility. I am delighted that the board has endorsed this further management transition," Goode said.

Norfolk Southern also said that James A. Hixon has been named executive vice president law and corporate relations, effective Oct. 1. Reporting to Hixon will be the law, government relations (formerly public affairs) and corporate communications (formerly public relations) departments.

Norfolk Southern Corporation is one of the nation's premier transportation companies. Its Norfolk Southern Railway subsidiary operates 21,300 route miles in 22 states, the District of Columbia and Ontario, Canada, serving every major container port in the eastern United States and providing superior connections to western rail carriers. NS operates the most extensive intermodal network in the East and is North America's largest rail carrier of automotive parts and finished vehicles.

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For further information contact:

         (Media) Bob Fort, 757-629-2710 (rcfort@nscorp.com)

         (Investors) Leanne Marilley, 757-629-2861 (leanne.marilley@nscorp.com)